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                                   Exhibit 5.1


                                                September ___, 1996


D. Russell Burwell
Michael R. Burwell
GYMNO CORPORATION
REDWOOD MORTGAGE INVESTORS VIII
650 El Camino Real, Suite G
Redwood City, California  94063


                  Re:       Redwood Mortgage Investors VIII;
                            Securities Opinion;
                            Our File No. BUR03-009
                            ------------------------------------------


Gentlemen:

     We have acted as special counsel for Redwood Mortgage Investors VIII, a limited partnership formed pursuant to the California Revised Limited Partnership Act (the "Partnership"), and its General Partners, D. Russell Burwell, Michael R. Burwell and Gymno Corporation (the "General Partners"), in connection with the public offering of up to 300,000 units of limited partnership interests on the Partnership, at $100 per Unit, as described more fully in the Registration Statement and Prospectus of Redwood Mortgage Investors VIII, as filed on Form S-11. We have not represented the Limited Partners or any other party regarding the preparation of this opinion or the offering of units in the Partnership.

     We have been requested by the Partnership to furnish our opinion as to the legality of units of limited partnership interests (the "Units") being offered by the Partnership. In connection therewith, we have examined (i) the Prospectus; (ii) the Limited Partnership Agreement of the Partnership, which is included as Exhibit A to the Prospectus; (iii) the Certificate of Limited Partnership filed with the California Secretary of State; (iv) the Subscription Package, which is included as Exhibit B to the Prospectus; and (v) such other documents and instruments as we have deemed necessary or appropriate for the purposes of this opinion. We have also conducted various meeting, discussions and conversations with the General Partners regarding the offer and sale of the Units. Nothing has come to our attention in the representation of the General Partners or the Partnership that would make it unreasonable to assume that the foregoing documents will be utilized in the manner intended as set forth in those documents. However, we have not independently verified any of the facts or representations contained in such documents.

     In our examination, we have assumed the authenticity of the original documents, the conformity to the originals of all documents purporting to be copies thereof, the accuracy of the copies and genuineness and due authority of all signatures. We have relied upon the representations and statements of the General Partners (without making any independent investigation of the facts) with respect to the factual determinations underlying the legal conclusions set forth herein. We have not attempted to verify independently such representations and statements.

     In rendering this Opinion, we have assumed that: (i) each other party that has executed or will execute a document, instrument or agreement to which the Partnership is a party duly and validly executed and delivered each document, instrument or agreement to which such party is a signatory and that such party's obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (ii) each person executing any document, instrument or agreement on behalf of any such party is duly authorized to do so; and (iii) each natural person executing any instrument, document or agreement referred to herein is legally competent to do so.
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     We are members of the Bar of the State of California  and do not purport to be conversant with the laws of jurisdictions other than California and the United States of America. Accordingly, we do not express any opinion as to the effect on the transactions described herein of the laws of any state or jurisdiction other than the federal laws of the United States of America and the laws of the State of California.

     Based upon the foregoing, we are of the opinion that:

     The Partnership, as described in the Prospectus, has been duly formed and is a validly existing limited partnership under the laws of the State of California.

     Subject to obtaining any necessary government approvals or authorizations prior to the issue and sale of the units in the manner described in the Prospectus, and to the issue and sale of the units in such manner, upon the execution of the Limited Partnership Agreement by the Limited Partners, the Units will be legally and validly issued, fully paid and non-assessable, to the extent described in the Prospectus under the heading "SUMMARY OF PARTNERSHIP AGREEMENT".

     The Partnership will have all authority necessary to own and manage its Mortgage Investments as and when required, and to conduct the business which it proposes to conduct as described in the Limited Partnership Agreement.

     The opinions expressed herein have been carefully considered and reflect what we regard as the likely manner in which the Units in the Partnership will be issued based upon the statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Commission and the courts having jurisdiction over such matters as of the date of this opinion. However, a number of questions raised by the matters on which we have not expressed an opinion herein have not been definitely answered by statute, regulations, Commission interpretations or court decisions. We assume no obligation to revise or supplement this Opinion Letter should applicable law be changed by legislative, judicial or administrative action or otherwise.

     Except as set forth herein, we have made no independent attempts to verify the facts or representations or assumptions made herein except to the extent we deem reasonable under ABA Formal Opinion 335 and in connection with our position as counsel to the issuer. Where we render an opinion "to the best of our knowledge" or concerning an item that "has come to our attention" or our opinion otherwise refers to knowledge it means a conscious awareness of facts or other information based upon: (i) an inquiry of attorneys within this firm; (ii) receipt of a certificate executed by the General Partners covering such matters or (iii) such other actual investigation, if any, that we specifically set forth herein, Reference to "us" or "our" is limited to a reference to the lawyer who signs this Opinion Letter or any lawyer of this firm who has been active in preparing the relevant documents. Any inaccuracy in any fact or representation by the General Partners, or any amendment to any documents or any materials cited herein, or any changes in the affairs of the Partnership or General Partners after the date of this opinion may affect all or part of this opinion.

     Except as expressly set forth below, this opinion may not be filed with or furnished to any other person or any governmental agency, and may not be quoted in whole or in part or otherwise referred to in any context, without, in each instance, our prior written consent, and without in each instance, the exercise of due diligence on the part of the Partnership and the General Partners to verify that there are no material errors or omissions of fact and no changes in the facts or in the text of the materials provided to us.

     We hereby consent to the inclusion of this Opinion in the Registration Statement as an exhibit thereto and to any reference to our firm included or made a part thereof.


                                    Very truly yours,



                                    WILSON, RYAN & CAMPILONGO